                                                                    EXHIBIT 10.1

[LETTERHEAD OF CALMAT]


                                       May 11, 1998



Mr. George H. Gilmore
631 Blackthorn Road
Winnetka, Illinois 60093

Dear George:

          It is with a great deal of pleasure that I am extending to you an offer to join CalMat in the position of President and Chief Operating Officer. This letter will outline the terms of CalMat's offer. We ask that you signify your acceptance of employment on these terms by signing the duplicate copy of this letter that is enclosed, and returning it to me as soon as possible.

     I.   Base Salary
          -----------

          From the time you begin work at CalMat your base salary will be $35,416.67 per month (which annualizes to $425,000 a year). This salary is to be reviewed from time to time in accordance with the CalMat Executive Compensation Program.

     II.  Bonus
          -----

          You will be eligible for bonus consideration for fiscal year 1998 and future years in accordance with the Company's program for senior executive bonuses. Your target bonus under the program will be 50% of your base salary. In view of the fact that you will be working only for a portion of fiscal 1998, your bonus for this year will be pro-rated from the commencement of employment.

          As an additional inducement to employment with CalMat, you shall receive a $75,000 bonus payable in two increments: $37,500.00 upon commencement of employment; and, $37,500.00 upon the date that you and your family take up residence in a home in the Los Angeles area. You may elect to defer some or all of these payments.

Mr. George H. Gilmore
May 11, 1998
Page 2


     III. Stock Options
          -------------

          Effective upon your employment, you will receive 50,000 shares as an initial grant of stock options, pursuant to the terms of the Company's existing stock option plans. Such options will vest at 25% per year, from date of grant. Any future grants would be made in accordance with the CalMat Executive Compensation & Stock Option program, but are anticipated to fall within a targeted range of 40,000 to 50,000 shares, annually.

     IV.  Pension/401-K
          -------------

          You will be eligible to participate in the CalMat Salaried Employees Thrift and Profit Sharing Retirement Plan. Please note that this plan has a one-year waiting period which cannot be waived. You may elect to roll over any 401-K monies you currently have into the CalMat plan. You also will be eligible to participate in the CalMat Supplemental Executive Retirement Plan (SERP).

     V.   Nonqualified Deferred Compensation Plan
          ---------------------------------------

          You will be eligible to participate in the Nonqualified Deferred Compensation Plan and have the option of deferring salary and bonus, in accordance with plan rules.

     VI.  Health and Welfare
          ------------------

          You will participate in the CalMat Health and Welfare Plan for salaried employees, following a 60-day waiting period. To the extent not paid by your former employer, the Company will reimburse your current employee COBRA cost through the duration of the waiting period. Once you are covered by the CalMat Health and Welfare Plan, you will receive medical and dental benefits in accordance with the plan. In addition, the Company will provide Company-paid life insurance of three times annual base salary; travel accident insurance; and long-term disability insurance providing for 60% of base salary after a 90-day waiting period. You may purchase supplemental accident insurance.

     VII. Other Benefits
          --------------

          You will be reimbursed for the initiation and monthly dues incurred by you as a member of a downtown Los Angeles club, of your choice, and upon full relocation a country club, to be mutually agreed upon. A company car will be provided to you.

Mr. George H. Gilmore
May 11, 1998
Page 3


     VIII. Relocation
           ----------

          To aid in your relocation you will be entitled to a payment equal to the sales costs (e.g. broker fees, etc.) attributable to your current home. You agree to use your best efforts to sell your home for its estimated value. However, if you cannot do so by June 30, 1999, CalMat will cause a third party relocation service selected by it to purchase such home, and will pay the costs attributable to such service.

          To aid in your search for new housing in California, the Company will reimburse you (in accordance with it's customary business travel policies) travel, meals and hotel costs incurred in a reasonable number of visits to Los Angeles over the next 12 months. In addition, if you select a home to purchase in the Los Angeles area, CalMat will, at your request, guarantee a reasonable bridge loan to purchase such home and pay up to two points of any loan fees incurred for such purchase. CalMat will also reimburse you for other costs directly associated with the purchase of a new home. You will be reimbursed for the actual moving charges incurred by you in transporting (and temporarily storing, if necessary) your household effects to your new home. The foregoing relocation, travel and housing costs reimbursed or paid to you will be "grossed-up" such that, to the extent possible, you receive such amounts net of income taxes. You will also receive a one-time payment of one month's salary for your assistance in the relocation.

     IX.  At-Will Employment and Severance Arrangements
          ---------------------------------------------

          By accepting employment on the terms set forth in this offer letter, you agree that your employment and compensation are at-will and therefore can be terminated, with or without cause, at any time, and without prior notice, at your option or the Company's option. Terminations for cause, as determined by CalMat, are of course without severance. This at-will employment relationship will remain in effect throughout your employment with the Company, unless it is specifically modified by an express written employment agreement, authorized by the Company's Board of Directors.

          No CalMat employment policy, nor any written or oral statement or promise, nor any course of conduct, practice, award, promotion, transfer, or length of service creates an express or implied contract modifying this at-will relationship. Your acceptance of at-will employment with CalMat is a material part of this offer of employment and is an express condition of your employment.

          In the event that CalMat at any time chooses to exercise its right to terminate you without cause, you will receive a lump-sum payment equal to two years of your then-existing base salary, less legally required deductions and withholdings, as severance pay. In addition,

Mr. George H. Gilmore
May 11, 1998
Page 4


CalMat will waive payment of costs of continued health coverage under COBRA for up to twenty-four months. These will be the only payments to which you will be entitled in the event of termination without cause.

     X.   Change in Control
          -----------------

          We are also prepared to enter into a Change in Control Agreement, in the form attached as Annex A to this letter, to offer you certain additional benefits in the event of a change in control of CalMat.


                 *          *          *          *          *


          In accordance with our normal employment practice, this offer is conditioned upon successful completion of the Company's standard pre-employment physical examination. Also, this offer is conditioned upon approval by the CalMat Board of Directors.

          We are very excited about your joining CalMat, and we look forward to having you on board.

                         Very truly yours,

                         /s/ A. Frederick Gerstell

                         A. Frederick Gerstell


Acceptance of offer of employment:

I hereby accept employment with CalMat on the terms and conditions stated above.


Dated: May 19, 1998


/s/ George H. Gilmore, Jr.
________________________________
        George H. Gilmore

                                                                    EXHIBIT 10.1


                                                                         ANNEX A

                          CHANGE IN CONTROL AGREEMENT


     This Change in Control Agreement ("Agreement") is effective as of May 27, 1998, between CALMAT CO., a Delaware corporation (hereinafter called "Company") and GEORGE H. GILMORE (hereinafter called "Executive").

                                    RECITALS

     A. The Executive presently serves as President and Chief Operating Officer of the Company.

     B. In the event the Company becomes subject to any proposed or threatened change in control, it is imperative that the Company and the Board of Directors be able to rely upon Executive's advice as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by such a proposal or threat.

     C. In the event the Company receives any such proposal or threat, Executive may, in addition to Executive's regular duties, be called upon to assist in the assessment of such matters, advise management and the Board of Directors as to whether such proposals or other matters would be in the best interests of the Company and its stockholders, and to take such other actions as the Board of Directors might determine to be appropriate.

     D. Accordingly, the Management Development and Compensation Committee (the "Compensation Committee") has authorized the Company to enter into this Agreement with Executive to assure the Company that it will have the continued dedication of Executive and the availability of Executive's advice and counsel, notwithstanding the possibility, threat or occurrence of an effort to take over control of the Company, and to induce Executive to remain in the employ of the Company.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the promises and conditions herein contained, it is agreed that the following terms of employment which are set forth in this Agreement shall take effect automatically without any further action by the Company, Board of Directors or Compensation Committee on the day preceding any Change in Control of the Company (as defined in Section 3.4 below), but such terms of employment shall have no force or effect unless a Change in Control occurs.

     This Agreement shall remain in effect unless otherwise terminated by resolution of the Compensation Committee or the Board of Directors. Notwithstanding the foregoing, in no event shall this Agreement terminate within three (3) years after a Change in Control of the Company without the written consent of Executive. It is the Company's intention to provide to Executive the benefits set forth herein if the Company is subject to any Change in Control and the other applicable conditions of this Agreement are satisfied. The Company shall notify Executive in writing at least three (3) years prior to the effective date of termination if the Compensation Committee or Board of Directors determines to terminate this Agreement.

     Unless this Agreement is terminated as provided above, the following terms of employment which are set forth in this Agreement shall become effective on the day preceding any Change in Control of the Company.

     Until the terms of employment set forth in this Agreement become effective, the letter agreement dated May __, 1998, previously entered into by the Company and Executive, as such agreement may be amended from time to time (hereinafter referred to as the "Letter Agreement") shall remain in effect. The Letter Agreement shall terminate upon a Change in Control of the Company and thereafter shall have no further force or effect. In no event shall the amounts and benefits under the Letter Agreement and this Agreement be additive to one another.

                                   ARTICLE I

                                   EMPLOYMENT

Section 1.1:   Position, Duties and Responsibilities of Executive
               --------------------------------------------------

     The Company shall employ the Executive as President and Chief Operating Officer. In such position, the Executive shall have at least such responsibilities and powers as set forth in the Bylaws of the Company in effect on the date hereof. During his employment hereunder, the Executive shall devote his full energies, interest, abilities and productive time during normal business hours to the performance of this Agreement and shall, without the Company's prior written consent in each instance, refrain from rendering services of any kind to others for compensation or which would materially interfere with the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may serve as a director of other companies with the consent of the Company's Board of Directors.

Section 1.2:   Term of Employment
               ------------------

     (a) The Executive shall be employed for a term commencing on the day preceding any Change in Control of the Company, and ending upon such termination date as is set forth in a written notice given by either party terminating this Agreement, provided that such termination date will occur not less than three years subsequent to the date upon which such notice is given. For example, this Agreement could be terminated on the third anniversary of a Change in Control by written notice given by either party on the date of the Change in Control.

     (b) During the term of employment, this Agreement for the Executive's employment shall not be subject to termination at the instance of the Company for any reason except for Cause pursuant to Section 1.2(c). Except in the event of termination of Executive's employment for Cause pursuant to Section 1.2(c), the Executive's compensation and other benefits as provided herein shall continue unabated during the full term of employment under this Agreement and otherwise as provided herein; provided, however, that the Board of Directors of the Company shall have the right, acting in accordance with the Bylaws of the Company, to remove the Executive from office as President and Chief Operating Officer of the Company in the event the Executive acts in any way which has a direct, substantial and adverse effect upon the reputation or condition of the Company, in which event the Executive may terminate his employment pursuant to
Section 1.5. The Board of Directors of the Company may also terminate Executive's employment for Cause pursuant to Section 1.2(c).

     (c) Notwithstanding any other provision of this Agreement, the Board of Directors of the Company may terminate Executive's employment for Cause pursuant to this Section 1.2(c). The Company shall have the right to terminate Executive's employment with the Company for Cause (A) immediately upon written notice from the Company, if the Board of Directors shall reasonably determine that the conduct on cause specified in such notice is not curable, or (B) upon thirty days' written notice from the Company, if the Board of Directors shall determine that the conduct or cause specified in such notice is curable, unless the Executive has commenced to cure the conduct or cause specified in such notice within 10 days following the date of such notice and has completed the cure within 30 days following the date of such notice.

     For the purposes of this Agreement, "Cause" means: (i) willful malfeasance or gross negligence by Executive in the performance of his duties under this Agreement, (ii) any act of fraud, insubordination or other conduct by Executive which demonstrates gross unfitness for service, or (iii) Executive's conviction (or entry of a plea of guilty, nolo contendere or the equivalent) for any crime involving moral turpitude, dishonesty or breach of trust or any felony which is punishable by imprisonment in the jurisdiction involved.

     If the Executive's employment is terminated for Cause, the Company will pay Executive his base salary and continue to provide the benefits described in
Section 3.2 through the date of
termination and thereafter will not have further obligations under this Agreement.

Section 1.3:   Termination of Agreement Upon Disability of Executive
               -----------------------------------------------------

     If at the end of any calendar month the Executive is and has, for six (6) full months, continuously been unable, due to mental or physical illness or injury, to perform his duties under this Agreement in his normal and regular manner, this Agreement shall be terminated subject to the provisions of Section 3.1.

Section 1.4:   Termination of Agreement Upon Death of Executive
               ------------------------------------------------

     If the Executive dies, this Agreement shall be terminated on the last day of the calendar month of his death.

Section 1.5:   Termination of Employment by the Executive
               ------------------------------------------

     If, without the Executive's express written consent, the Company (i) significantly reduces the importance of the functions, duties, responsibilities or authority of the Executive, (ii) reduces the Executive's compensation or benefits, or (iii) relocates the principal executive office of the Company to a location outside of Los Angeles County or reassigns the Executive to a location other than the principal executive office of the Company (except for required travel on the Company's business to an extent substantially consistent with the Executive's travel obligations existing on the date of this Agreement), then the Executive may inform the Company that such action by the Company constitutes constructive notification under Section 1.2 that this Agreement will be terminated three years thereafter. After any such constructive notice or actual notice to the Executive of the termination of this Agreement pursuant to Section
1.2 other than for Cause, the Executive may at any time terminate his employment with the Company. In the event of such a termination of employment by the Executive, the Company shall within 72 hours after such termination make a payment to the Executive of the lump-sum value (without any present-value discount or adjustment for inflation) of the salary and benefits that would have been provided to the Executive for the period from the date of such termination until the date which is three years from the date of such constructive or actual notice, and the Executive shall be free to seek and obtain other employment or arrangements for the rendition of personal services with or to others, notwithstanding the provisions of Section 1.1, and without a reduction of compensation and benefits hereunder.

                                  ARTICLE II

                                 COMPENSATION

Section 2.1:  Salary
              ------

          The Company shall pay a base salary to the Executive from the term hereof at the minimum rate which was in effect on the day preceding the Change in Control of the Company. During the term hereof, the Executive's salary may be increased by the Company's Board of Directors, in which event this Agreement shall be deemed amended to reflect such increases.

Section 2.2:  Travel and Entertainment Expense
              --------------------------------

          The Company shall reimburse the Executive for reasonable travel and entertainment expenses incurred in behalf of the Company in the performance of this duties hereunder.


                                  ARTICLE III

                                 OTHER BENEFITS

Section 3.1:  Payments on Account of Disability of Executive
              ----------------------------------------------

          If this Agreement is terminated under Section 1.3 after a Change in Control of the Company, the Company shall continue to pay to the Executive on account of his disability the biweekly or semimonthly salary installments under
Section 2.1 at the salary rate in effect on the date of said termination (subject to adjustment pursuant to Section 3.3) and to provide him with benefits as described in Section 3.2, until three years after the Executive is given notice of such termination; provided, however, that in the event of the Executive's death such monthly installments as shall be payable hereunder shall
terminate.   The payments made hereunder will be reduced by any disability benefits paid to Executive under disability plans or insurance provided by the Company.

Section 3.2:  Participation in Other Company Benefits
              ---------------------------------------


            In addition to the benefits provided in this Agreement the Executive shall throughout the term hereof (prior to death) be entitled to and shall receive all other benefits generally available to other executives of the Company, including (without limitation) benefits under the Company's medical, health, disability, death benefit, profit sharing and bonus and other incentive compensation plans (other than stock option plans). The Executive shall be entitled to receive benefits which are at least as great in scope and amount as those which he received immediately prior to the Change in Control. The Executive shall also be entitled to benefits under the Company's Supplemental Executive Retirement Plan ("SERP"), whether or not the SERP is available to other executives. If the Executive's employment is terminated after a Change in Control pursuant to Section 1.2(b), Section 1.3 or Section 1.5:(i) the amount the Executive otherwise would have received as bonus payments for the period after the termination shall be determined assuming that he would be entitled to an annual bonus or bonuses at an annual rate at least equal to the average of his annual bonuses for the preceding two years (or if terminated prior to December 31, 1999 at 50% of base salary), and that he would be entitled to receive a pro-rata portion of such amount for any period shorter than a full calendar year; (ii) the amount of the profit sharing plan contributions otherwise made on behalf of the Executive shall be determined assuming that the level of Company contributions to the plan would equal the average of such levels for the preceding two years (or if termination occurs prior to December 31, 1999, at an amount equal to the annualized 1998 contribution); (iii) the payment for the value of welfare benefits shall be based on the current cost of such coverage to the Company and shall take into account the Executive's entitlement to participate in the Company's welfare benefit plans for retirees (if he would have qualified for such participation assuming he had an additional three years of service); (iv) the amount to which the Executive would otherwise be entitled under the SERP shall be determined (A) based on his age at the date he would otherwise have terminated employment, (B) taking into account the years of vesting service and the salary and bonuses he would have earned through such date based on his salary rate in effect at his actual termination date and assuming that he would be entitled to bonuses as provided in (i) above, increased using the 6.5% compensation scale assumption adopted by the SERP for funding the SERP trusts, (C) deeming the amount of the Executive's Employer Contribution Benefit (as defined in the SERP) to include the amount in (ii) above, (D) assuming payments of SERP benefits would not have commenced prior to the date of the Executive would otherwise have terminated employment, and (E) permitting the Executive to elect to receive (without a penalty) a lump sum payment upon his termination of employment which is the Actuarial Equivalent (as defined in the SERP) of the lump sum payment which would have been payable to Executive (if he made a timely election to receive a lump sum payment) on the date he would have otherwise terminated employment; and (v) the Executive's vested interest under all Company plans shall be determined assuming he had an additional three years of service.


Section 3.3:  Cost of Living Adjustment
              -------------------------

          The biweekly or semimonthly payments to be paid to or on account of the Executive in any year under Section 3.1 shall be increased on January 1 of each year after Executive terminates employment (the "adjustment date") in the same proportion as the proportional difference between the "Consumer Price Index for Urban Wage Earners, Clerical Workers, all items (Los Angeles -Long Beach - Anaheim areas)," published by the United States Department of Labor, Bureau of Labor Statistics (the "CPI"), in effect on the adjustment date and the CPI in effect on January of the year in which Executive terminates employment. Should the Bureau of Labor Statistics discontinue publication of the CPI, or publish the same less frequently, or alter the same in any manner, then the Company may adopt a substitute index or substitute procedure which reasonably reflects and monitors consumer prices. A decline in the CPI shall not serve as a basis for a reduction in the biweekly or semimonthly payments to be paid to or on account of the Executive.


Section 3.4:  Stock Options
              -------------

          The Company shall amend all outstanding Stock Option Agreements with the Executive to provide, and shall provide in future options under the Company's Stock Option Plans or future stock option plans, that the Executive may accelerate the exercisability of all options to acquire shares covered by such Stock Option Agreements and by future agreements (i) on the termination of the Executive's employment by the Company after a Change in Control of the Company for any reason other than Cause (as such terms are defined in this
Agreement) or (ii) the occurrence of a "Change in Control of the Company."   For
the purpose of this Agreement, a "Change in Control of the Company" or "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under and employee benefit of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities regardless of whether or not the Board of Directors shall have approved such Change in Control, (ii) the shareholders of the Company approve (a) a merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
(b) a plan of complete liquidation of the Company or agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of other Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new Director of the Company was approved by a vote of at least a majority of such Directors of the Company then still in office who were Directors of the Company at the beginning of any such period.

                                   ARTICLE IV

                               GENERAL PROVISIONS

Section 4.1:  Assignability of Agreement
              --------------------------

          The rights and duties of the parties hereunder shall not be assignable by either party, except that this Agreement and all rights and obligations hereunder shall be assigned by the Company and its express assumption in writing required by any corporation or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization, or by acquisition of all or substantially all of the assets of the Company.


Section 4.2:  Integration
              -----------

          Except for the Letter Agreement and as provided in Section 2.1 and 3.2 hereof, this Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings, commitments and practices, whether written or oral. No amendments to this Agreement may be made except by a writing signed by both parties. This Agreement shall be construed according to the laws of the State of California.


Section 4.3:  Notices
              -------

          Any notice to the Company required or permitted hereunder shall be given in writing to the Secretary of the Company either by personal service or by registered mail, postage prepaid, addressed to the Company at its principal place of business. Any such notice to the Executive shall be given in a like manner and if mailed shall be addressed to the Executive at his home address then shown in the files of the Company. For the purpose of determining compliance with any time element herein, a notice shall be deemed given on the postmarked date.


Section 4.4:  Indemnification Provisions
              --------------------------

          The indemnification provisions set forth in Article VII of the Bylaws of the Company in effect on the date hereof are hereby incorporated by reference as a material term of this Agreement, constitute material consideration for the Executive's agreement hereunder and will, as in effect on the date hereof, continue to be a material term of this Agreement without regard to their future amendment or repeal unless the Executive expressly agrees in writing to accept such amendment or repeal as an amendment of this Agreement.


Section 4.5:  Additional Payments to the Executive
              ------------------------------------

          In the event that any amounts or benefits which are paid to the Executive by the Company or any other person or entity pursuant to this Agreement or any deferred compensation plan or agreement, stock option plan or other plan, agreement or arrangement are subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar state tax provision, the Company shall pay the Executive an additional amount (the "Gross-Up Payment") such that the net amount of the payments and benefits retained by the Executive, after deduction of any excise tax thereon and any interest payable with respect to such excise tax, and any federal and state income tax and any excise tax upon the Gross-Up Payment, shall be equal to the payments and benefits which the Executive would have received absent the application of such excise tax. The Gross-Up Payment shall be paid to the Executive upon the earlier of (i) the time at which the Company withholds such excise tax from any payments to the Executive or (ii) 30 days after the Executive notifies the Company that the Executive has filed la tax return which take the position that such excise tax is due and payable in reliance on a written opinion of the Executive's tax counsel that it is more likely than not that such excise tax is due and payable. If the Executive makes any payment with respect to any such excise tax as a result of an adjustment of the Executive's tax liability by any federal, state or local authority, the Company will pay such Gross-Up Payment within 30 days after the Executive notifies the Company of such payment. Without limiting the obligation of the Company hereunder, the Executive agrees, in the event the Executive makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company which would afford the Company the ability to contest the imposition of such excise tax; provided, however, that the Executive will not be required to afford the Company any right to contest the applicability of any such excise tax to the extent that the Executive reasonably determines that such contest is inconsistent with the overall tax interests of the Executive. The Company agrees to hold in confidence and not to disclose, without the Executive's prior written consent, any information with regard to the Executive's tax position which the Company obtains pursuant to this Section 4.5.

Section 4.6:  Right to Arbitrate
              ------------------

          The Executive shall have the right, in addition to all other rights and remedies in law or in equity, at his election, to seek arbitration in Los Angeles County, California, under the Employment Dispute Resolution Rules of the American Arbitration Association, in the event of any dispute concerning this Agreement.


Section 4.7:  Attorneys' and Accountants' Fees
              --------------------------------

          The Company shall pay to the Executive all legal and accounting expenses and fees incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement after a Change in Control of the Company or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit under this Agreement, without regard to whether the Executive prevails
in obtaining or enforcing such right or benefit.   The  Company shall pay to the
Executive any expenses and fees incurred in any such proceeding promptly after receipt by the Company of a written notice by the Executive that he has incurred such fees or expenses.

                  EXECUTED by the parties this 26th day of May, 1998


GEORGE H. GILMORE                      CALMAT CO.

"Executive"                            "Company"



/s/ George H. Gilmore, Jr.              By  /s/ A. F. Gerstell
--------------------------                -------------------------------
                                           Chairman of the Board and
                                           Chief Executive Officer


                                       By  /s/ Paul Stanford
                                          -------------------------------
                                           Secretary